As filed with the Securities and Exchange Commission on November 5, 2013

Registration No. 333-113852, 333-137501 and 333-160142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-113852

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-137501

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-160142

UNDER
THE SECURITIES ACT OF 1933

CAPLEASE, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2414533
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Paul C. Hughes

Vice President, General Counsel and

Corporate Secretary

CapLease, Inc.

1065 Avenue of the Americas
New York, New York 10018

(212) 217-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Steven M. Haas

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-7217

Facsimile: (804) 343-4864

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments No. 1 relate to the following registration statements on Form S-8 (the “Registration Statements”) of CapLease, Inc. (the “Company”):

●

Registration Statement on Form S-8 (File No. 333-160142), filed on June 22, 2009, pertaining to shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”) issuable under the Company’s 2004 Stock Incentive Plan (as amended, the “2004 Stock Incentive Plan”);

●	Registration Statement on Form S-8 (File No. 333-137501), filed on September 21, 2006, pertaining to Company Common Stock issuable under the 2004 Stock Incentive Plan; and

●	Registration Statement on Form S-8 (File No. 333-113852), filed on March 23, 2004, pertaining to Company Common Stock issuable under the 2004 Stock Incentive Plan.

On November 5, 2013, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2013, by and among the Company, Caplease, LP, a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”), CLF OP General Partner, LLC, a Delaware limited liability company, a direct wholly owned subsidiary of the Company and the sole general partner of the Company Operating Partnership, American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent, and Safari Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”). As a result of the Merger, Merger Sub continued as the surviving entity, the separate existence of the Company ceased to exist and the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, and Rule 478 thereunder, the registrant has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

SAFARI ACQUISITION, LLC (as successor to CapLease, Inc.)

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Authorized Person

Date: November 5, 2013